Exhibit 10.1

J.P. MORGAN SECURITIES INC.	CITIGROUP GLOBAL MARKETS INC.
JPMORGAN CHASE BANK, N.A.	390 Greenwich Street
270 Park Avenue	New York, New York 10013
New York, New York 10017
February 1, 2006
Nortel Networks
Interim Credit Facilities
Commitment Letter
Nortel Networks Corporation
Nortel Networks Inc.
8200 Dixie Road Suite 100
Brampton, Ontario L6T 5P6
Attention: Katharine Stevenson, Treasurer
          You (the “Company” or “NNC”) have requested that: (a) J.P. Morgan Securities Inc. (“JPMorgan”) and Citigroup (as defined below) agree to structure, arrange and syndicate credit facilities in an aggregate amount of up to US$1.3 billion consisting of (i) a US$850 million Tranche A Term Loan (the “Tranche A Term Loan”) and (ii) a US$450 million Tranche B Term Loan (the “Tranche B Term Loan”, and together with the Tranche A Term Loan, collectively the “Facilities”) for the Company’s wholly-owned subsidiary, Nortel Networks Inc. (“NNI” or the “Borrower”), (b) JPMorgan Chase Bank, N.A. (“JPMCB”) commit to provide $500 million of, and to serve as administrative agent for, the Facilities and (c) Citigroup commit to provide $400 million of the Facilities. For purposes of this Commitment Letter, “Citigroup” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any affiliate thereof as Citigroup shall determine to be appropriate to provide the services contemplated herein.
          JPMorgan and CGMI are each pleased to advise you that they are willing to act as Joint Bookrunners and Joint Arrangers for the Facilities (in such capacities, the “Arrangers”) and CGMI is pleased to advise you that it is willing to act as Syndication Agent for the Facilities. Furthermore, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), (i) JPMCB is pleased to advise you of its several commitment to provide $500,000,000 aggregate principal amount of the Facilities on a pro rata basis to the Tranche A Term Loan and the Tranche B Term Loan (in accordance with their respective principal amounts), and (ii) Citigroup is pleased to advise you of its several commitment to provide $400,000,000 aggregate principal amount of the Facilities on a pro rata basis to the Tranche A Term Loan and the Tranche B Term Loan (in accordance with their respective principal amounts). Concurrently herewith, Royal Bank of Canada (“RBC”) and Export Development Canada (“EDC”) have delivered commitments to the Company and JPMorgan, subject to the terms and conditions set forth in their respective letters of even date herewith, to provide the remaining $400,000,000 aggregate principal amount of the Facilities.

          It is agreed that JPMCB will act as the sole and exclusive Administrative Agent with respect to the Facilities (in such capacity, the “Administrative Agent”) (it being understood that the Administrative Agent shall have the right, at its election, to appoint a separate financial institution to act on behalf of the lenders holding Tranche B Term Loans) and that JPMorgan and CGMI will act as Arrangers, for the Facilities, and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by them in such roles (it being understood that JPMorgan will have “left” placement on any marketing materials relating to the Facilities and shall serve as the physical bookrunner for the Facilities). You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter, the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.
          The Arrangers intend to syndicate the Facilities to a group of financial institutions (the “Lenders”) identified by us and (except for the commitments of RBC and EDC contemplated above) consented to by you (such consent not to be unreasonably withheld or delayed). The Arrangers intend to commence syndication efforts, after consultation with you, promptly after the execution of this Commitment Letter and the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”), and you agree actively to assist the Arrangers in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing relationships, (b) direct contact between senior management and advisors of NNC and the proposed Lenders, (c) assistance in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”) and (d) the hosting, with the Arrangers, of one or more meetings and/or conference calls with prospective Lenders. You will assist us in preparing Information Materials, including a Confidential Information Memorandum, for distribution to prospective Lenders. You also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive information which may be considered to be material non-public information (within the meaning of United States federal securities laws) with respect to you and your affiliates and any of your respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to you or your affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees who wish to receive MNPI in connection with their evaluation of the Facilities (“Private-Siders”); provided that the applicable Lender shall have executed a non-disclosure agreement in substantially the form of Exhibit B and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. Each Arranger agrees not to distribute the Public Side Version to Public Siders or Information Materials to Private-Siders until the Company has consented to their distribution (such consent not to be unreasonably withheld or delayed). The Borrower hereby authorizes the Arrangers to distribute drafts of definitive documentation with respect to the Facilities that have been approved by the Borrower for such distribution to Private-Siders and Public-Siders as such drafts will not contain MNPI at the time of their distribution.
          The Arrangers in consultation with you will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached with your consent (such consent not to be unreasonably withheld or delayed) and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arrangers, neither JPMorgan nor CGMI will have any responsibility other than to arrange the syndication of the Facilities as set forth herein and in no event shall be subject to any fiduciary or other implied duties. To assist the Arrangers in their arrangement and syndication efforts, you agree promptly to prepare and provide to the Arrangers and

JPMCB all information with respect to NNC and its subsidiaries and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) taken as a whole, all information other than the Projections that has been or will be made available to (x) the Arrangers, (y) Private Siders and (z) Public-Siders by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”) was or will be, when furnished, complete and correct in all material respects and did not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided, that the foregoing representation and covenant shall not be deemed to have been breached solely as a result of a failure to provide to Public-Siders Information which was made available to Private-Siders and (b) the Projections that have been or will be made available to the Arrangers or the Lenders by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made, it being understood that actual results may materially vary from such projections and such forward-looking information must be read in the context of cautionary language including, without limitation, the risk factors contained in your filings made pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You understand that in arranging and syndicating the Facilities we may use and rely on the Information and the Projections without independent verification thereof. You and we will agree on appropriate procedures for the distribution of Information and Projections to prospective Lenders, it being understood that the distribution of MNPI shall be conditioned upon the affirmative agreement by a prospective Lender to be bound by the terms of a non-disclosure agreement substantially in the form of Exhibit B.
          As consideration for the commitments hereunder and the Arrangers’ agreements to perform the services described herein, you agree to pay or to cause to be paid the nonrefundable fees set forth in the Term Sheet and in the Fee Letter.
          The commitments hereunder and the Arrangers’ agreements to perform the services described herein are subject to (a) there not occurring after September 30, 2005 any material adverse condition or material adverse change in or affecting the business, properties, senior management, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, except to the extent resulting from any contingency disclosed by the Company’s periodic filings made pursuant to the Exchange Act prior to the date hereof, (b) our not becoming aware after the date hereof of any material information or other matter affecting the Company or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) the negotiation, execution and delivery on or before February 15, 2006 of the definitive documentation with respect to the Facilities (the “Credit Documentation”), in form and substance satisfactory to the Arrangers and their counsel, RBC and EDC, and (d) the other conditions set forth or referred to in the Term Sheet.
          You agree that until the date on which we reasonably determine that the Facilities have been successfully syndicated or if earlier, the date on which the Facilities are repaid in full (the “Syndication Termination Date”), there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof (other than any amendments to any existing financings, sales of receivables into existing receivables financing facilities (and replacements and refinancings of existing receivables financing facilities), sales and leasebacks of real estate, performance bond facilities, letter of credit or letter of guarantee facilities relating to trade or performance obligations or similar obligations, working capital facilities of subsidiaries organized outside of the U.S. or Canada), unless the Arrangers have consented thereto.

          You agree (a) to indemnify and hold harmless JPMorgan, JPMCB, Citigroup and their affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse JPMorgan, JPMCB, Citigroup and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of outside counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. You shall indemnify each indemnified person against any loss incurred by such party as a result of any judgment or order being given or made in favor of such party for any amount due under this Agreement and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any negative variance between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase United States dollars with the amount of the Judgment Currency actually received by such party. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, United States dollars. Neither you nor any indemnified person shall be liable for any indirect, consequential or punitive damages in connection with its activities related to the Facilities. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.
          This Commitment Letter shall not be assignable (x) by you without the prior written consent of JPMorgan, JPMCB and CGMI or (y) by JPMorgan, JPMCB or CGMI except to their respective subsidiaries or affiliates (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMorgan, JPMCB and CGMI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of manually executed counterpart hereof.
          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your and your subsidiaries’ officers, directors, agents, auditors, employees and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

          This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. EACH PARTY HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.
          Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this letter agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. NNC hereby appoints the CT Corporation System at 111 Eighth Avenue, New York, NY 10011, or if otherwise, its principal place of business in the City of New York from time to time, as its agent for service of process, and agrees that service of any process, summons, notice or documents by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court, as its agent for service of process, and agrees that service of any process, summons, notice or documents by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court. Each of NNC and NNI irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of NNC and NNI agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such person and may be enforced in any other court to whose jurisdiction such person is or may in the future be subject, by suit upon judgment. Each of NNC and NNI further agrees that nothing herein shall affect JPMCB’s, JPMorgan’s or Citigroup’s right to effect service of process in any other manner permitted by law or to bring a suit, action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.
          You acknowledge that JPMorgan, JPMCB and Citigroup may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. JPMorgan and JPMCB agree to be bound by the confidentiality provisions contained in the nondisclosure letter agreement dated May 12, 2005 between JPMorgan and the Company with respect to all confidential information received from the Company and its affiliates in connection with the transactions contemplated by this letter. Citigroup agrees to be bound by the confidentiality provisions contained in the nondisclosure letter agreement dated November 30, 2005 between Citibank Canada and the Company with respect to all confidential information received from the Company and its affiliates in connection with the transactions contemplated by this letter. None of JPMorgan, JPMCB nor Citigroup will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with their performance of services for other companies, and neither of them will furnish any such information to other companies. You also acknowledge that they have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.
          The reimbursement, indemnification and confidentiality provisions contained herein and the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the fourth (but only until the Syndication Termination Date), fifth, sixth, eighth (but only until the Syndication Termination Date), ninth (but only with respect to losses, claims, damages, liabilities and expenses relating to the period prior to the Syndication Termination Date), eleventh, twelfth and thirteenth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the

Credit Documentation upon the effectiveness thereof, and you shall automatically be released from all liability in connection therewith at such time.
          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on February 1, 2006. The commitments and the Arrangers’ agreements herein will expire at such time in the event the Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence.

          JPMorgan, JPMCB and Citigroup are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ Bruce Borden Name: Bruce Borden
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ David M. Mallett

Name: David M. Mallett
Title: Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Richard C. Zogheb

Name: Richard C. Zogheb
Title: Managing Director

Accepted and agreed to as of the date first written above by:

NORTEL NETWORKS CORPORATION

By:	/s/ Katharine B. Stevenson Name: Katharine B. Stevenson
Title: Treasurer

By:	/s/ Gordon A. Davies

Name: Gordon A. Davies
Title: General Counsel — Corporate and Corporate Secretary

NORTEL NETWORKS INC.

By:	/s/ Lynn C. Egan

Name: Lynn C. Egan
Title: Assistant Secretary

NORTEL NETWORKS CREDIT FACILITIES
Summary of Terms and Conditions
February 1, 2006

I.	Parties

	Borrower:	Nortel Networks Inc., a Delaware corporation (the “Borrower”).

	Guarantors:	Nortel Networks Corporation (“NNC”), Nortel Networks Limited (“NNL”) and other future material subsidiaries (excluding Nortel Government Solutions Holdings Corporation and its subsidiaries) of NNC formed under the laws of the U.S. or Canada to the extent necessary so that the Borrower and the Guarantors have at least 90% of the consolidated revenues of all U.S. and Canadian subsidiaries (the “Guarantors” and together with the Borrower, the “Credit Parties”).

	Joint Lead Arrangers and Bookrunners:	J.P. Morgan Securities Inc. (“JPMorgan”) and Citigroup Global Markets Inc. (“CGMI” and together with JPMorgan, the “Arrangers”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) as sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”).

	Syndication Agent and Co-Documentation Agents:	Citigroup, as sole Syndication Agent and RBC as a Co-Documentation Agent.

	Managing Agent:	EDC.

	Lenders:	A syndicate of financial institutions, including JPMCB and an affiliate of CGMI.

II.	Facilities

	Type and Amount of Facilities:	(i) A US$850 million Tranche A Term Loan Facility (the loans thereunder, the “Tranche A Term Loans”) and (ii) a US$450 million Tranche B Term Loan Facility (the loans thereunder, the “Tranche B Term Loans” and together with the Tranche A Term Loans, the “Loans” or the “Facilities) to be documented under a single credit agreement.

	Availability:	The Facilities shall be available in a single drawing on February 14, 2006; provided that no amount of the Tranche B Term Loans may be borrowed unless the entire amount of the Tranche A Term Loans is borrowed.

	Maturity:	February 15, 2007.

	Purpose:	The proceeds of the Loans shall be used solely to refinance the outstanding $1.275 billion aggregate principal amount of NNL’s 6.125% Notes due February 15, 2006 and to pay related fees and expenses.

III.	Security	The Tranche A Term Loans will be secured by a first priority lien on all of the U.S. and Canadian assets of the Credit Parties that can be effected through the filings of UCC statements, Canadian personal property security registrations and/or possession (including through deposit and/or control accounts or agreements) and intellectual property, in each case, subject to carve-outs, exceptions and materiality thresholds substantially the same as those contained in the U.S. and Canadian Security Agreement dated as of April 4, 2002 except as otherwise agreed between NNC and the Administrative Agent (the “Collateral”). The notes issued by NNL under the Indenture dated as of November 30, 1988 and the U.S. $750 million EDC Facility will be equally and ratably secured with the Tranche A Term Loans under the security documents.

IV.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	LIBOR Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts of $5 million on three business days’ notice and Base Rate Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts of $5 million on one business day’s notice.

	Mandatory Prepayments:	Mandatory prepayments of the Facilities will be required from the net proceeds of any debt or equity offering (subject to limited exceptions to be agreed) received by NNC or any of its subsidiaries or from asset sales of Collateral in excess of $250 million in the aggregate (excluding intercompany transfers between NNC and its subsidiaries and subject to exceptions for ordinary course dispositions of Collateral), provided that such mandatory prepayments shall be applied pro rata to the prepayment of all Loans.

V.	Certain Conditions

	Initial Conditions:	The availability of the Facilities shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before February 14, 2006:

(a)	The Borrower and the Guarantors shall have executed and delivered satisfactory definitive financing documentation with respect to the Facilities (the “Credit Documentation”).

(b)	The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date (after giving effect to the Loans and the application of proceeds thereof).

(c)	All governmental and third party approvals necessary or, in the reasonable discretion of the Arrangers, advisable in connection with the financings contemplated hereby shall have been obtained and be in full force and effect.

(d)	The Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type and as the Arrangers may reasonably request.

(e)	All documents and instruments (including a customary perfection certificate) required to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Lenders of the Tranche A Term Loans shall have been executed and/or delivered and be in proper form for filing, as applicable. The Administrative Agent shall have received reasonably satisfactory evidence that it has been named as additional insured and loss payee under all insurance policies relating to the Collateral.

VI.	Certain Documentation Matters

The Credit Documentation (including the security documents) shall contain representations, warranties, covenants and events of default customary for financings of this type and as set forth below or otherwise mutually agreed between the Borrower and the Arrangers, including:

	Representations and	1. Corporate existence and power.
	Warranties:	2. Corporate and governmental authorization; no contravention; binding effect.
3. Financial information (including material adverse change representation).
4. Absence of undisclosed litigation.
5. Compliance with laws and agreements.
6. Investment and holding company status.
7. Payment of taxes.
8. Solvency.
9. ERISA; Canadian plans.

10. Disclosure.
11. Accuracy of representations in security documents.
12. No unlawful payments.

Affirmative Covenants:	Delivery of financial statements, reports, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; insurance; and further assurances.

Financial Covenants:	The Tranche A Term Loan Facility will have a minimum Adjusted EBITDA covenant, measured on a trailing four quarter basis and tested quarterly, commencing with the quarter ended March 31, 2006 which shall require Adjusted EBITDA for the trailing four quarter period ending on each of the dates set forth below to be at least equal to the amount set for opposite such date:

Date	Minimum LTM EBITDA

March 31, 2006	$850,000,000

June 30, 2006	$750,000,000

September 30, 2006	$850,000,000

December 31, 2006	$900,000,000

In addition, total unrestricted cash and cash equivalents must at all times exceed US$1.0 billion (and the Borrower shall certify to such effect on a monthly basis).

Negative Covenants:	The Credit Documentation shall contain restrictions, subject to exceptions to be agreed, on (i) liens and (ii) the payment of dividends on, or purchases, redemptions or acquisitions of common or preferred stock; provided that any payment or distribution to holders or former holders of common stock of NNC in connection with the settlement of, or satisfaction of a judgment resulting from, any shareholder litigation or regulatory or enforcement proceeding shall not be restricted unless the making of such payment would result in a violation of the minimum cash and cash equivalents requirement set forth above. Additionally, the Borrower and the Guarantors shall be restricted from transferring any Collateral to non-guarantor subsidiaries and joint ventures (excluding ordinary course transfers and transfers of cash) if after giving effect to any such transfer, more than an amount of the Credit Parties assets to be agreed would have been so transferred.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts within five days of the due date; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default (including debt or obligations in respect of hedging agreements which are in an individual principal amount of at least $10,000,000 and an aggregate principal amount of at least $100,000,000); loss of lien perfection or priority; unenforceability of guarantees; bankruptcy events; certain ERISA/Canadian plan events; material judgments; and a change of control.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding a majority of the aggregate amount of the Loans, and unused commitments under the relevant Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (iv) release of all or substantially all of the guarantees, (v) release of all or substantially all of the collateral (which shall only require the consent of each Lender of a Tranche A Term Loan) and (vi) any waiver or amendment to the minimum Adjusted EBITDA covenant or amendment of any security document (which shall each only require the consent of the Lenders of a majority of the Tranche A Term Loans), (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages and (c) the consent of Lenders holding a majority in aggregate principal amount of Tranche A Term Loans or Tranche B Term Loans, as applicable, voting as a class (without the consent of any other Lender) shall be required with respect to certain matters.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing and (b) the Administrative Agent, unless the assignee is a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be U.S. $1,000,000, unless otherwise agreed by the Borrower and the applicable Administrative Agent. Participants shall have the same benefits as the participating Lender with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans to a Federal Reserve Bank in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from withholding (excluding certain increased withholding taxes resulting from assignments), changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of outside counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of outside counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Sharing of Payments:	Customary sharing of setoff provisions.

Governing Law and Forum:	State of New York.

U.S. Counsel to the Administrative Agent and the Arrangers:	Cahill Gordon & Reindel llp.

Canadian Counsel to the Administrative Agent and the Arrangers:	Blake, Cassels, & Graydon LLP

Annex I-A
DRAFT
Annex I
Interest and Certain Fees

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below, plus the Applicable Margin:

A. Base Rate Option

Interest will be at the Base Rate plus the Applicable Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of JPMCB, as established from time to time.

Base Rate borrowings (“Base Rate Loans”) will require one business day’s prior notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one or three months (as selected by Borrower) and will be at an annual rate equal to the reserve-adjusted London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the Applicable Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings (“LIBOR Loans”), conversions or continuations will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

“Applicable Margin” means 225 basis points in the case of Tranche A Term Loans that are LIBOR Loans (125 basis points if such Tranche A Term Loans are Base Rate Loans) and 300 basis points in the case of Tranche B Term Loans that are LIBOR Loans (200 basis points if such Tranche B Term Loans are Base Rate Loans).

Interest Payment Dates:	On the last day of each relevant Interest Period for LIBOR Loans and quarterly in arrears for Base Rate Loans.

Default Rate:	All amounts not paid when due under the Facilities shall bear interest at 2% above the rate otherwise applicable thereto.

EXHIBIT B
Form of Non-Disclosure Agreement
BY CLICKING ON THE “AGREE” BUTTON, YOU EXPRESSLY AGREE (I) TO COMPLY WITH THE FOLLOWING TERMS AND CONDITIONS OF CONFIDENTIALITY OR (II) IF YOU OR YOUR INSTITUTION EXECUTE OR HAVE EXECUTED A CONFIDENTIALITY AGREEMENT WITH RESPECT TO THESE FACILITIES, TO COMPLY WITH THE TERMS OF THAT CONFIDENTIALITY AGREEMENT, WHICH SHALL SUPERSEDE PARAGRAPHS (1) TO (4) OF THESE REQUIREMENTS:
1. You, your institution, its affiliates and their respective partners, directors, officers, employees, agents, advisors and other representatives (collectively, “Representatives”) shall treat any information that is non-public, confidential and/or proprietary in nature (including but not limited to financial, accounting and strategic information, specifications, procedures, processes, business systems and like information, in addition to notes, analyses, compilations, studies, interpretations or other documents or materials that contain, reflect or are based upon such information) concerning Nortel Networks Corporation, Nortel Networks Limited and/or their respective subsidiaries (collectively, “Nortel”), the credit facilities described herein (the “Facilities”) and any transactions to which the Facilities pertain (the “Transactions”) (such information collectively, “Confidential Information”) as confidential, whether furnished electronically (by means of this website, e-mail or otherwise), verbally or in writing. For greater certainty, the fact that Confidential Information has been made available to you, or that discussions or negotiations are taking place concerning the Facilities, proposed Transactions or any of the terms conditions or other facts with respect thereto (including the status thereof), shall also constitute “Confidential Information” hereunder.
2. You, your institution, its affiliates and their respective Representatives shall use reasonable precautions in accordance with your institution’s established procedures to keep the Confidential Information confidential; provided however that any such information may be disclosed to your institution, those of its affiliates and those Representatives which are specifically involved in the proposed Transactions or need to know the Confidential Information in order to evaluate, and to assist in the proposed Transactions, provided that such affiliates or Representatives shall be informed by your institution of the confidential nature of the Confidential Information and shall have agreed not to disclose the Confidential Information to any other person except as permitted herein. You and your institution agree that you shall use the Confidential information solely in connection with the proposed Transactions, that the Confidential Information will be kept confidential and that neither you, nor your institution, its affiliates or their respective Representatives will disclose any Confidential Information in any manner whatsoever except as permitted herein. You and your institution assume responsibility for compliance with, and any breach of, this agreement by your affiliates and their respective Representatives.
3. The foregoing confidentiality requirements do not apply to (i) information that is or becomes generally available to the public other than as result of a disclosure by you, your institution, its affiliates or their respective Representatives in breach of this agreement, (ii) information that is or becomes available to you, your institution, its affiliates or their respective Representatives from a source other than Nortel, provided that, to the knowledge of you, your institution, such affiliates or such Representatives, such source is not bound by a confidentiality agreement with Nortel or is otherwise prohibited from transmitting the information to you, your institution or its Representatives by a contractual, legal or fiduciary obligation, (iii) any disclosure to the extent required by law or regulation or administrative or other legal process or to the extent requested by regulatory or governmental authorities (in which case you agree to inform Nortel promptly thereof unless you are prohibited by law from doing so), (iv) any disclosure with the prior written consent by Nortel or (v) any information that was or is independently developed by you, your institution, its affiliates or their respective Representatives without use of or reliance on the Evaluation Material.
4. This agreement shall terminate two (2) years from the date hereof.
UNLESS OTHERWISE INDICATED, THE DOCUMENTS POSTED ON THIS WEBSITE MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION CONCERNING NORTEL OR ITS SECURITIES. YOU AGREE TO USE SUCH INFORMATION ONLY IN ACCORDANCE WITH YOUR INSTITUTION’S COMPLIANCE

POLICIES, CONTRACTUAL OBLIGATIONS (INCLUDING THIS AGREEMENT) AND APPLICABLE LAW, INCLUDING UNITED STATES FEDERAL OR STATE SECURITIES LAWS.
IT IS UNDERSTOOD AND AGREED THAT NORTEL MAY RELY ON THIS EXPRESS AGREEMENT AND MAY ENFORCE THIS EXPRESS AGREEMENT AS A BENEFICIARY THEREOF IN ACCORDANCE WITH ITS TERMS. YOU ACKNOWLEDGE THAT NORTEL WILL BE PROVIDED WITH EVIDENCE OF YOUR ELECTRONIC SIGNATURE TO THIS AGREEMENT.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.